                            SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:


[ ] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14c-5(d)(2))

[x] Definitive Information Statement


                       AUTOBOND ACCEPTANCE CORPORATION
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         1) Title of each class of securities to which transaction applies:

         ......................................................................

         2) Aggregate number of securities to which transaction applies:

         ......................................................................

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ......................................................................

         4) Proposed maximum aggregate value of transaction:

         ......................................................................

         5) Total fee paid:

         ......................................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid: ...........................................

         2) Form, Schedule or Registration Statement No.:......................

         3) Filing Party: ..............................

         4) Date Filed: ................................

                        AUTOBOND ACCEPTANCE CORPORATION
                    1512 WEST 35TH STREET CUT-OFF, SUITE 310
                              AUSTIN, TEXAS 78731
                                (512) 472- 3600
                          ---------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          ---------------------------

                             TUESDAY, MARCH 6, 2001

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of AutoBond Acceptance Corporation (the 'Company'), which will be held at the Four Seasons Hotel, 98 San Jacinto Boulevard, Austin, Texas 78701 on Tuesday,
March 6, 2001, at 9:00 a.m. local time. The meeting is to be held for the following purposes:

        1. To elect eight directors, each for a term of one year or until their respective successors are elected and qualified;

        2. To amend the Company's Certificate of Incorporation to change the name of the Company to Agility Capital, Inc.;

        3. To ratify the appointment by the Board of Directors of Deloitte & Touche L.L.P. as independent accountants for the 2001 fiscal year;

        4. To adopt the Company's 2001 Stock Option Plan; and

        5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    These items are fully discussed in the following Information Statement, which will be made part of this Notice. Only common shareholders of record on the books of the Company at the close of business on January 29, 2001 (the 'Record Date') will be entitled to vote at the meeting. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the meeting. The transfer books of the Company will not be closed. A list of shareholders entitled to vote will be available for inspection at the offices of the Company at 1512 West 35th Street Cut-Off, Austin, Texas 78731, for 10 days prior to the Annual Meeting.

    In addition, due to the current dividend arrearage on the Company's 15% cumulative preferred stock, $10 liquidation value (the 'Preferred Stock'), if a majority of the holders of the Preferred Stock (determined as of the Record
Date) comprising a quorum so votes, two additional directors shall be elected. The Board of Directors is not soliciting proxies for such vote. However, the Board is nominating Robert Shuey and David Wulf as additional directors. Each outstanding share of Preferred Stock is entitled to one vote only with respect to the election of up to two additional directors.

    The Board has been informed by Messrs. William O. Winsauer and John S. Winsauer, as owners of more than 70% of the outstanding Common Stock (together, the 'Controlling Shareholders') that they intend to vote affirmatively for each of the director nominees, as well as for each of the other matters set forth in the Information Statement. Accordingly, such directors will be elected (subject to the rights of the holders of Preferred Stock) and the other matters will be passed, and the vote of other shareholders is not being solicited.

    WE ARE NOT ASKING YOU FOR A PROXY.

                                          By Order of the Board of Directors

                                          JOHN S. WINSAUER
                                          .....................................
                                          JOHN S. WINSAUER
                                          Secretary

Austin, Texas
February 21, 2001

                        AUTOBOND ACCEPTANCE CORPORATION
                    1512 WEST 35TH STREET CUT-OFF, SUITE 310
                              AUSTIN, TEXAS 78731
                                 (512) 472-3600
                              -------------------
                      2001 ANNUAL MEETING OF SHAREHOLDERS
                              -------------------

                             INFORMATION STATEMENT

                         WE ARE NOT SOLICITING PROXIES

    This Information Statement is furnished on behalf of the Board of Directors of AutoBond Acceptance Corporation (the 'Company') to provide notice of the Annual Meeting of Shareholders to be held at the Four Seasons Hotel, Austin, Texas 78731, on March 6, 2001, at 9:00 a.m. local time, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice.

    The principal executive offices of the Company are located at 1512 West 35th Street Cut-Off, Suite 310, Austin, Texas 78731. The approximate date on which this Information Statement will first be sent or given to the Company's shareholders is February 22, 2001.

                       VOTING SECURITIES AND RECORD DATE

    Only holders of shares of Common Stock, no par value per share ('Common Stock'), of record at the close of business on January 29, 2001 (the 'Record Date') are entitled to vote at the meeting with respect to the matters set forth below. In addition, due to the current dividend arrearage on Company's 15% cumulative preferred stock, $10 liquidation value (the 'Preferred Stock'), if a majority of the holders of the Preferred Stock (determined as of the Record
Date) comprising a quorum so votes, two additional directors shall be elected. The Board of Directors is not soliciting proxies for such vote. However, the Board is nominating Robert Shuey and David Wulf as additional directors. Mr. Shuey was a principal of the managing underwriter of the Preferred Stock; Mr. Wulf advises a holder with 225,000 shares of Preferred Stock and 150,000 shares of Common Stock. On the Record Date there were outstanding 5,962,561 shares of Common Stock and 1,073,500 shares of the Preferred Stock. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the meeting. Each outstanding share of Preferred Stock is entitled to one vote only with respect to the election of up to two additional directors. The holders of a majority of the issued and outstanding Common Stock or Preferred Stock, as applicable, present in person or represented by proxy, shall constitute a quorum. The Board has been informed by Messrs. William O. Winsauer and John S. Winsauer, as owners of more than 70% of the outstanding Common Stock (together, the 'Controlling Shareholders') that they intend to vote affirmatively for each of the director nominees set forth below, as well as for each of the other matters presented below. Accordingly, such directors will be elected (subject to the rights of the holders of Preferred Stock) and the other matters will be passed, and the vote of other shareholders is not being solicited.

    With respect to the Common Stock, the following applies: the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to elect each of the directors (Proposal No. 1). The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to ratify the appointment by the Board of Directors of the independent auditors (Proposal No. 2). The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to ratify changing the name of the Company to Agility Capital, Inc. (Proposal
No. 3). The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to adopt the 2001 Stock Option Plan (Proposal No. 4). The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to act upon any other matter as may properly come before the meeting or any adjournment thereof.

    With respect to the Preferred Stock, the affirmative vote of a majority of the votes cast by all preferred shareholders entitled to vote thereon is required to elect each of two additional directors. Both abstentions and proxy holders with authority to vote on at least one matter scheduled to come before the meeting are counted as 'present' for the purposes of determining whether there is a quorum for the meeting. Abstentions have the effect of a negative vote on proposals requiring the approval of a majority of the Preferred Stock.

    Shareholders have no rights of appraisal or similar rights of dissenters with respect to the matters to be acted upon.

                              RECENT DEVELOPMENTS

    On June 9, 2000, the litigation between Dynex Capital, Inc. ('Dynex') and the Company was settled, with Dynex paying $20 million to the Company and agreeing to the cancellation of $3 million of notes issued by the Company. Through October 31, 2000, the Company has applied proceeds from the Dynex settlement to the retirement of indebtedness, the payment of fees and expenses related to the litigation, salaries and compensation expenses, auditing expenses and certain investments related to the Company's establishment of a private investment fund, as more fully discussed below. The Company reached agreement with Fleet/Bank Boston, the holder of the Company's remaining long-term debt, and a final payment of $6,500,000 was made to Bank Boston on July 27, 2000. The Company has changed its fiscal year-end to September 30.

    The Company has moved its headquarters in Austin Texas from 100 Congress to 1512 West 35th Street Cutoff and is also maintaining an office at Agility Capital Inc., Two Sound View, Suite 100, Greenwich, Connecticut 06830. The Company currently has 5 employees. In July 2000, the Board of Directors of the Company approved changing the Company's name to Agility Capital, Inc. ('Agility Capital') and the adoption of a new business plan. As Agility Capital, the Company will pursue revenues by acting as an advisor to, and investor in, new economy ventures through the establishment of one or more investment funds. In connection with this strategy, the Company has hired Thomas Blinten as the new President of the Company. Mr. Blinten has been a director of the Company since 1996 and has 18 years experience in investment banking, with recent experience in starting, financing, and managing Internet-related businesses.

    Shareholders are encouraged to review the accompanying Annual Report on Form 10-K and Quarterly Report on Form 10-Q for further information about the Company's new business plan, its financial condition and the relevant risk factors.

                     BENEFICIAL OWNERSHIP OF COMMON SHARES

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 15, 2001 by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and nominee for director,
(iii) each named executive officer, and (iv) all executive officers and directors as a group.

                                                                     COMMON STOCK
                                                              ---------------------------
                                                              AMOUNT OF
                                                              BENEFICIAL       PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNERSHIP          OWNED
------------------------------------                          ---------          -----
William O. Winsauer ........................................  3,650,061(1)        61.2%
  AutoBond Acceptance Corporation
  1512 West 35th Street Cut-Off, Suite 310
  Austin, Texas 78731
John S. Winsauer ...........................................  1,135,688(2)        19.0%
  AutoBond Acceptance Corporation
  1512 West 35th Street Cut-Off, Suite 310
  Austin, Texas 78731
Thomas I. Blinten ..........................................     35,500(3)         0.6%
  Agility Capital, Inc.
  Two Sound View, Suite 100
  Greenwich, Connecticut 06830
Stuart A. Jones ............................................     --    (4)        *
  Stuart A. Jones
  6116 North Central Expressway
  Dallas, Texas 75206
Robert A. Shuey III ........................................     --    (5)        *
  Rushmore Financial Group
  13355 Noel Road, Suite 300
  Dallas, TX 75240
Mark Cooper ................................................     --               *
  Athens Group
  5608 Parkcrest, Suite 200
  Austin, Texas 78731
Mark Esposito ..............................................     --               *
  Christian & Timbers
  750 Washington Blvd.
  Stamford, Connecticut 06901
David Wulf .................................................     --               *
  Wulf, Bates & Murphy
  10 South Brentwood Blvd., Suite 315
  Clayton, Missouri 63105
Total (all executive officers and directors as a group).....  4,827,249             81%

---------

*  Less than 1%.

(1) Does not include 40,000 shares that Mr. William O. Winsauer has the right to acquire pursuant to the exercise of out-of-the-money options under the 1996 Stock Option Plan.

(2) Does not include 20,000 shares that Mr. John S. Winsauer has the right to acquire pursuant to the exercise of out-of-the-money options under the 1996 Stock Option Plan.

(3) Does not include (a) 600,000 shares that Mr. Blinten will be granted under the new 2001 Stock Option Plan, and (b) 3,000 shares that Mr. Blinten has the right to acquire pursuant to the exercise of out-of-the-money options under the 1996 Stock Option Plan.

(4) Does not include 3,000 shares that Mr. Jones has the right to acquire pursuant to the exercise of out-of-the-money options under the 1996 Stock Option Plan.

(5) Does not include 3,000 shares that Mr. Shuey has the right to acquire pursuant to the exercise of out-of-the-money options under the 1996 Stock Option Plan.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    At the meeting, eight (8) Directors will be elected by the Controlling Shareholders to serve until the next annual meeting or until their successors
are elected and qualified.   Although the

Company's by-laws currently fix the number of directors (including three additional for the Preferred Stockholders) at nine, the Controlling Shareholders have determined not to nominate an additional director. Management has no reason to believe that any of the nominees set forth below will not be a candidate or will be unable to serve, unless the Preferred Stockholders choose their own nominees, in which case Messrs. Shuey and Wulf will not serve unless chosen by the Preferred Stockholders. However, in the event that any of the nominees should become unable or unwilling to serve as a Director, the Controlling Shareholders have indicated that they will be vote for the election of such person or persons as shall be designated by the Directors.

WILLIAM O. WINSAUER, director nominee.

    Mr. Winsauer, age 40, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1993. Mr. Winsauer has been an entrepreneur for eighteen years. Between 1993 and 1999 he grew the Company to over 250 employees, brought the company public and completed a secondary offering of preferred stock. Prior to the decision to curtail the Company's specialty finance business, the Company grew to have more than $300 million of assets under management. Prior to the Company, Mr. Winsauer was responsible for structuring and completing numerous asset-backed financing transactions. Mr. Winsauer began his career in real estate development and developed numerous properties in the South and Mid-West regions of the United States. Mr. Winsauer is a member of the Special Joint Operations Fund. Mr. Winsauer received a Bachelor of Business Administration in Finance from the University of Texas at Austin. He is the brother of John S. Winsauer.

JOHN S. WINSAUER, director nominee.

    Mr. Winsauer, age 38 and the brother of William Winsauer, has served in various capacities, including as Chief Marketing Officer, Secretary and a Director of the Company, since October 1995. In addition, Mr. Winsauer has been a shareholder of the Company since June 1993. Mr. Winsauer has fifteen years experience working with entrepreneurial companies to help them meet their sales and marketing objectives. Mr. Winsauer has worked with Q-Hire, a human resource assessment company that delivers its services over the Internet and screens applicants through techniques based on industrial psychology research designed to increase the likelihood of employer/employee satisfaction when hiring new employees. Mr. Winsauer was instrumental in helping Q-Hire create a sales plan and recently signed up MCI, WorldCom and The Texas Workman's Compensation Insurance Fund as beta sites. At the Company, Mr. Winsauer was responsible for establishing relationships with over 3000 clients in 40 states and increasing annual volume of loans under management from $6 million to $190 million. Mr. Winsauer was the also involved in the development of a Marketing and Sales Information Management System that was used by over 100 sales and marketing people. From January 1993 until August 1996, Mr. Winsauer was employed by Amherst Securities Group Inc. (a broker/dealer previously known as USArbour Financial) as a Senior Vice President, prior to which he served as a Senior Vice President of The Westcap Corporation (a broker/dealer) from April 1989 to January 1993. Mr. Winsauer received a Bachelor of Business Administration from the University of Texas at Austin.

THOMAS I. BLINTEN, director nominee.

    Mr. Blinten, age 44, has been a Director of the Company since 1996. Mr. Blinten has been appointed President of the Company as of July 1, 2000. Mr. Blinten has 18 years experience in portfolio management, investment analysis, asset/liability management, credit/counterparty/ default risk management, debt and equity principal finance including derivatives and securitization, and financial securities sales and trading. During the last three years, Mr. Blinten has started, financed, and managed Internet-related businesses. In
February 2000, Mr. Blinten co-founded and served as Chief Financial Officer of AttainCapital, an Internet start-up company providing asset-based finance services to small- and mid-sized companies. In 1999, Mr. Blinten co-founded and served as President and CEO of Worldo.com, the first Internet based B2B marketplace for the commercial interiors industry, co-founded in 1998 and served as President of Bridges Capital, an investment advisory company specializing in late-stage technology companies. Mr. Blinten also co-founded in 1997 and serves as Chairman of Caesar Petroleum Systems, a leading provider of oil & gas property evaluation software. Mr. Blinten has been employed by Nomura Capital Services (executive management committee member, Co-Head of Derivative Products Trading/Sales), General Re Financial Products (Head of Structured Finance and Institutional Sales), Kemper (Head of Derivative Products Group), Drexel Burnham Lambert (Head of Risk Controlled Arbitrage and Asset/Liability Strategies Groups), and First Boston (Associate, Portfolio Strategies Group). Mr. Blinten has advised several Internet-based companies in the financial services, energy project finance, insurance, and not-for-profit industries. Mr. Blinten is on the Board of Directors AK Hedge Fund (a private equity hedge fund), Caesar Petroleum Systems, and Geyser Technologies. Mr. Blinten earned a Bachelor of Science degree in Mathematics in 1979 from North Carolina State University, and pursued graduate studies both in Operations Research from 1979 to 1981 at North Carolina State University, and in Petroleum Engineering from 1981 to 1983 at Tulane University.

DAVID WULF, director nominee.

    Mr. Wulf, 48 years old, is co-founder and CEO of Wulf, Bates, & Murphy, Inc. a registered investment advisor under the Investment Advisors Act of 1940, which manages investments for individuals and institutions. Mr. Wulf advises a holder of 225,000 shares of the Company's Preferred Stock. Prior to founding Wulf, Bates, & Murphy, Inc., Mr. Wulf was a Registered Representative for Merrill Lynch from 1978-1982 and Vice President for Shearson/Lehman Brothers from 1982-1986. Mr. Wulf has a Bachelor of Science degree from Southeast Missouri State University.

STUART A. JONES, director nominee.

    From March 1986 to the present, Mr. Jones, age 45, has been self-employed as head of Stuart A. Jones Finance and Investments, Dallas, Texas, a privately-owned consultancy specializing in investment banking and real estate financing. From August 1988 to February 1989, Mr. Jones served as Deputy Director for the Assets, Operations and Liquidations Division, Federal Saving & Loan Insurance Corporation, Washington, D.C. From January 1990 to January 1994, Mr. Jones also served as Counsel to the Brock Group, Ltd., Washington, D.C., an international trade and investment strategies consulting firm, where he represented clients in various real estate, energy and environmental matters. Mr. Jones is a member of the Texas Bar Association. Mr. Jones has been a Director of the Company since 1996.

MARK ESPOSITO, director nominee.

    Mr. Esposito, age 39, has 16 years in financial executive recruitment. Mr. Esposito co-heads the Christian & Timbers ('C&T') financial search practice. C&T is one of the top three leading national brands in executive search for CEOs, as well as Internet and technology companies. Mr. Esposito and C&T have business and personal relationships with many of the top-tier venture firms in the country, senior executives, and Boards of venture-backed companies for whom they have done searches. The firm's primary industry focus is in e-commerce/Internet, hardware and software, information technology, new media, semiconductors, and telecommunications. Examples of venture-backed and leading companies for whom C&T has successfully placed CEOs (or Presidents) include Hewlett Packard, Offroad Capital, Net2Phone, GIGA Information Group, Network Solutions, Phoenix Technologies, Hyperion Systems, FireDrop, Electron Economy, and TeleTech Holdings. C&T has also placed senior management for iVillage, SCI Systems, Talk City, and Lycos. Mr. Esposito performs human resource due diligence for Agility. In addition, C&T currently has important relationships with and/or has done work for the portfolio companies of major venture capital firms, including Kleiner, Perkins, Caufield, & Byers, Softbank Venture Capital, The Mayfield Fund, Sequoia Capital, Battery Ventures, TA Associates, Flatiron Partners, and Patricof & Co. Ventures. Previously with DS Wolf and Smith Hanley. Mr. Esposito earned a

Bachelor of Arts from Gettysburg College. Mr. Esposito will serve as a member of the advisory board for the Agility Capital Fund.

MARK COOPER, director nominee.

    Mr. Cooper, age 33, is co-founder and a corporate director for the Athens Group, an employee-owned technology strategy and software development firm based in Austin, Texas. Currently Vice President and Director of Technology Strategy Consulting, he has over 12 years of experience in information technology consulting. His expertise includes technology strategy development, software engineering, and electronic commerce. He has provided technology consulting services to clients ranging from Fortune 100 (SBC, Dell, Motorola), to Internet technology firms (PCOrder.com, Copera, Partnerware), to start-up companies (Crossroads Systems, InfraWorks, Community Education Partners) among others. He also leads the Technology Due Diligence knowledge center at Athens Group, providing services for investors such as Morgan Stanley, Capvest Limited, and SBC. In addition to previous positions with IBM and Andersen Consulting, his background includes an MBA in Information Systems Management from the University of Texas at Austin. Mr. Cooper also a 1995-96 graduate of Leadership Austin, a program of the Greater Austin Chamber of Commerce. Mr. Cooper will serve as a member of the advisory board for the Agility Capital Fund.

ROBERT A. SHUEY III, director nominee.

    Mr. Shuey, 44, founded Institutional Equities, an investment banking firm in Dallas, Texas. In September 1997, Mr. Shuey was previously associated with Tejas Securities Group, Inc., a securities broker/dealer headquartered in Dallas, Texas, and served as a managing director and Chief Executive Officer until August 1998. Mr. Shuey was appointed as a director to replace Manuel Gonzalez in March 1998. From June 1996 to September 1997, Mr. Shuey was a Vice President, investment banking, at National Securities (a broker/dealer), and prior to that was associated with various securities broker/dealers. See 'Certain Relationships and Related Transactions'.

MANAGEMENT

    Set forth below is certain information for (i) the members of the present Board of Directors and (ii) the principal officers of the Company. Directors serve for annual terms. Officers are elected by the Board of Directors and serve at the discretion of the Board.

                                                                   FIRST ELECTED
                     NAME AND POSITION                        AGE    DIRECTOR
                     -----------------                        ---    --------
William O. Winsauer(1) .....................................  40       1993
  Chairman of the Board of Directors and
  Chief Executive Officer
John S. Winsauer(1) ........................................  38       1995
  Director and Secretary
Stuart A. Jones ............................................  45       1996
  Director
Robert A. Shuey III ........................................  44       1998
  Director
Thomas I. Blinten ..........................................  44       1996
  Director and President
David Wulf .................................................  48       2000
  Director
Mark Cooper ................................................  33       2000
  Director
Mark Esposito ..............................................  39       2000
  Director
Dale Henry .................................................  48        --
  Chief Financial Officer

---------

(1) Messrs. William and John Winsauer are brothers.

    Biographical information concerning the director nominees is set forth above under the caption 'Proposal No. 1 -- Election of Directors.'

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following is a summary of certain transactions to which the Company was or is a party and in which certain officers, directors or shareholders of the Company had or have a direct or indirect material interest.

    Historically, the Company and ABI, which is wholly-owned by William O. Winsauer, have provided services for each other on a regular basis. In this regard, the Company had net advances due from ABI as described below, which funds were utilized by ABI prior to 1996 to cover expenses incurred in connection with the management of ABI's investments in securitization trusts. The Company and ABI entered into a management agreement dated as of January 1, 1996 (the 'ABI Management Agreement') which provided for repayment of certain advances made to William O. Winsauer and John S. Winsauer, the reimbursement of expenses incurred on behalf of ABI and for an annual fee payable by ABI to the Company for services rendered by it or the Company's employees on behalf of ABI. The ABI Management Agreement stated that the Company shall provide the following management services for ABI on an ongoing basis: (i) day-to-day management of ABI's portfolio of partnership interests in the securitization trusts sponsored by ABI between 1992 and 1994, including various monitoring and reporting functions; (ii) certain cash management services, including the advancing of funds to pay ABI's ordinary business expenses and (iii) advice as to regulatory compliance. The ABI Management Agreement also provided that the Company will perform certain accounting functions on behalf of ABI including (i) maintenance of financial books and records, (ii) monitoring of cash management functions,
(iii) preparation of financial statements and tax returns and (iv) providing advice in connection with retention of independent accountants. As compensation for services rendered thereunder, the ABI Management Agreement provided that ABI shall pay the Company an annual fee of $50,000, payable quarterly. In addition, the ABI Management Agreement provided for the quarterly reimbursement of advances made by the Company of out-of-pocket costs and expenses on behalf of ABI. Amounts due to the Company under the ABI Management Agreement and certain other advances for expenses as described above amounted to $204,325 at December 31, 1998. As of July 1, 1998, the Company no longer provided management services, administrative services or accounting services for ABI. The Company deemed the amounts owed to the Company under the ABI Management Agreement uncollectible in 1999 and recorded an allowance for the full amount.

    In connection with the issuance of 1,125,000 shares of the Company's 15% Series A Cumulative Preferred Stock (the 'Preferred Stock') on February 20, 1998, Tejas Securities Group, Inc. ('Tejas') acted as the underwriters' representative. The Chief Executive Officer and Managing Director of Tejas at the time of such issuance was Robert A. Shuey III, who was appointed as an outside director of the Company in March 1998 and is a director-nominee. The underwriters collectively received $900,000 as compensation for such offering (including the subsequent exercise of 6 the overallotment option), of which Tejas received $180,000. In connection with the Preferred Stock offering, the Company also paid Tejas a non-accountable expense allowance of 2% of the amount of such offering. To the extent that Tejas' expenses were ultimately less than the non-accountable expense allowance, the excess constituted additional compensation to Tejas. In addition, the Company sold to Tejas, for $100, a representative's warrant (the 'Representative's Warrant') to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $7.75 per share. The Representative's Warrant is exercisable for a period of four years commencing February 20, 1999 and may not be sold, transferred, pledged or hypothecated for a period of one year from the date of the Preferred Stock offering, except to the officers or partners of Tejas and dealers participating in the offering and their respective partners and officers. The

Representative's Warrant includes a net exercise provision permitting the holder, upon consent of the Company, to pay the exercise price by cancellation of a number of shares with a fair market value equal to the exercise price of such Representative's Warrant.

    The Company has contracted with Institutional Equity Corporation ('IEC'), a registered broker-dealer located in Dallas, Texas, of which outside director Robert Shuey is a principal to serve as placement agent for the proposed offering of equity interests in the Agility Capital Fund. In September 2000, the Company paid $125,000 to IEC as a non-accountable expense allowance in connection with the proposed placement by IEC. The Company has agreed with IEC that IEC shall be entitled to 3% of the gross proceeds placed by IEC with investors in the fund; for the first $25 million placed by IEC, the Company has agreed to pay out of its own funds an additional placement fee of 2% of the amount placed. For the next $25 million in investments placed, the Company has agreed to pay IEC an additional 1% placement fee. To the extent that IEC places in excess of $50 million, no additional fees will be paid by the Company, thereby capping the Company's out-of-pocket commitment to $750,000. The arrangement between the Company and IEC was approved by the disinterested directors in accordance with Company policy.

    In connection with Mr. Cooper's agreement to join the Board of Directors, the Company also agreed to an association with the Athens Group, of which Mr. Cooper is the co-founder and an officer and director, whereby, the Athens Group would receive a warrant on 110,000 shares of common stock, exercisable at $1/share, and with a vesting schedule of 1/3 upon issuance of the warrant and 1/3 for each anniversary thereafter. The association with Mr. Cooper and the Athens Group contemplates that Athens will be participate in co-marketing, and provide technology due diligence on the Agility Fund's proposed investments, recruitment assistance on pivotal candidates and capital raising support. The Company will make payments from time to time at market rates for the technology due diligence reports prepared by Athens at the Company's request. Since August 2000, the Company has paid the Athens Group $26,930 for the reports. Mr. Cooper will not be accepting options issued to the Board members personally.

    In connection with Mr. Esposito's agreement to join the Board of Directors, the Company has also agreed to an association with the Christian & Timbers executive search company, of which Mr. Esposito is the co-head. C & T has agreed to assist the Company in identifying and recruiting personnel and consultants for the management of the Agility Capital Fund. Under the terms of the agreement, C & T receives 30% of each accepted candidate's first year cash compensation, as well as reimbursement for various expenses including travel, telephone, administrative, postal and online research. Since August 2000, the Company has paid C & T $129,888 for assistance in the establishment of two consultancy arrangements which have now ended, but for which the Company will receive credit towards future searches..

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock or other equity securities to file with the Securities and Exchange Commission (the 'SEC') initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3 under the Exchange Act during its most recent fiscal year and Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that during the most recent fiscal year all directors, officers and beneficial owners of more than ten percent of any class of equity securities have filed the required Forms 3, 4 and 5 in a timely manner.

COMMITTEES AND MEETINGS OF THE BOARD

    During the nine months ended September 30, 2000 and the year ended
December 31, 1999, the Board held eight and seven regular meetings, respectively. The Board has an Audit Committee and a Compensation Committee. During the nine months ended September 30, 2000 and the year ended December 31, 1999, each of the Audit Committee and the Compensation Committee consisted of Messrs. Jones, Shuey and Blinten. During 1999, the Audit Committee met one time. The Audit Committee did not meet during the nine months ended September 30, 2000. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, the Company's internal audit function, and the performance of the Company's independent public accountants. The Compensation Committee met three times during the nine months ending September 30, 2000. No meetings of the Compensation Committee were held in 1999. The Compensation Committee is responsible for the review and approval of the annual corporate compensation guidelines, management bonuses, executive officer compensation, and the potential levels of awards under the Company's 1998 Stock Option Plan (the 'Plan') for the ensuing year. During 2000 and 1999, all of the directors attended 100% of the meetings of the Board and committees of which they are members, except for John Winsauer and Robert A. Shuey, each of whom did not attend one of the Company's board meetings.

    As of October 17, 2000 the Board of Directors reconstituted its Compensation and Audit Committees. The members of the Compensation Committee currently are Messrs. Blinten, Shuey, W. Winsauer, Esposito and Cooper. The members of the Audit Committee currently are Messrs. Wulf, Jones and Blinten. The Board of Directors has not adopted a written charter for the audit committee.

AUDIT COMMITTEE REPORT

    All members of the Audit Committee other than Mr. Blinten are independent as defined in Rule 4200(a)(15) of The Nasdaq Stock Market's listing standards.

    At a meeting held in October 2000, the Board of Directors of the Company, including the members of the Audit Committee, discussed with the Company's management and the audit partner for Deloitte & Touche LLP, the Company's independent auditors, the audited financial statements of the Company contained in the Company's Annual Report to Stockholders for the period ended
September 30, 2000. The Audit Committee intends to discuss with the Company's independent auditors the matters required to be discussed pursuant to SAS
No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees) prior to the Annual Meeting. The Audit Committee also expect to receive and review the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (titled, 'Independence Discussions with Audit Committees'), and to discuss with the auditors their independence. The Audit Committee notes that Deloitte & Touche has not rendered any services to the Company in the most recent fiscal year other than auditing services.

    Thomas Blinten, Audit Committee Member
    David Wulf, Audit Committee Member
    Stuart Jones, Audit Committee Member

DIRECTORS' COMPENSATION

    Currently, each director who is not employed by the Company receives an annual retainer of $5,000 plus $500 for each meeting of the Board or any committee attended (and reimbursement of out-of-pocket expenses), as well as for periodic consultations. It is anticipated that 10,000 share options will be granted to each outside director under the Company's new option plan. In recognition of the outside directors' services, without compensation, to the Company throughout the litigation with Dynex, the disinterested directors approved bonuses of $50,000 each for Messrs. Blinten, Shuey and Jones in June 2000.

EXECUTIVE COMPENSATION

    The following table sets forth, for the nine months ended September 30, 2000 and for the years ended December 31, 1999, 1998 and 1997, the annual and long-term compensation for the Company's highest paid employees ('named executives').

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                       COMPENSATION
                                               ANNUAL COMPENSATION                        AWARDS
                                    -----------------------------------------   ---------------------------
                                                                                SECURITIES
                                             BASE                OTHER ANNUAL   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS     COMPENSATION   OPTIONS (#)    COMPENSATION
---------------------------         ----    ------     -----     ------------   -----------    ------------
William O. Winsauer(1) ...........  2000   $240,000   $575,000          $0           0              $0
  Chairman of the Board and         1999    240,000     18,262           0           0               0
  Chief Executive Officer           1998    240,000     18,105           0           0               0
                                    1997    240,000                 16,500           0               0

John S. Winsauer(1) ..............  2000    216,000    450,000           0           0               0
  Director, Vice President and      1999    120,000     88,988           0           0               0
  Secretary                         1998    120,000     52,850           0           0               0
                                    1997    120,000     27,525           0           0               0

Thomas I. Blinten(1) .............  2000    200,000     50,000           0           0(2)            0
  President

---------

(1) Amounts are stated on an annualized basis.

(2) The Company has agreed to grant to Mr. Blinten options on 600,000 shares, with a strike price of $1/share, subject to approval by the shareholders of the 2001 stock option plan.

                              -------------------
    Under the Company's compensation structure for fiscal 2001, the highest paid officers with salaries in excess of $100,000 will be as follows (annual salary in parentheses): William O. Winsauer ($240,000); John S. Winsauer ($216,000); and Thomas I. Blinten ($200,000).

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

    It is expected that on or about the time of the Annual Meeting, Messrs. William O. and John Winsauer and Mr. Blinten will have entered into employment agreements with the Company, with annual salaries as set forth above and other terms similar to those set forth for Mr. William O. Winsauer's existing contract below, and certain commitments to award each of them a certain percentage of the 20% net profit 'carry' earned by the Company as manager of the Agility Capital Fund. Mr. Winsauer has entered into an employment agreement with the Company on substantially the following terms:

        William O. Winsauer. Mr. Winsauer entered into an employment agreement with the Company dated May 1, 1996. Under the terms of this agreement, Mr. Winsauer has agreed to serve as Chief Executive Officer of the Company for a period of five years and, during such time, to devote his full business time and attention to the business of the Company. The agreement provides for compensation of Mr. Winsauer at a base salary of $240,000 per annum, which may be increased or decreased from time to time in the sole discretion of the Board, but in no event less than $240,000 per annum. The agreement entitles Mr. Winsauer to receive the benefits of any cash incentive compensation as may be granted by the Board to employees, and to participate in any executive bonus or incentive plan established by the Board from time to time.

        The agreement provides Mr. Winsauer with additional benefits including
    (i) the right to participate in the Company's medical benefit plan,
    (ii) entitlement to benefits under the Company's executive disability insurance coverage, (iii) a monthly automobile allowance of $1,500 plus fees, maintenance and insurance, (iv) six weeks paid vacation and (v) all other benefits granted to full-time executive employees of the Company.

        The agreement automatically terminates upon (i) the death of Mr. Winsauer, (ii) disability of Mr. Winsauer which continues for a period of six months, following the expiration of such six months, (iii) the termination of Mr. Winsauer 'for cause' (which termination requires the vote of a majority of the Board) or (iv) the occurrence of the five-year expiration date; provided, however, that the agreement may be extended for successive one-year intervals unless either party elects to terminate the agreement in a prior written notice. Mr. Winsauer may terminate his employment under the agreement for good reason as set forth below. In the event of Mr. Winsauer's termination for cause, the agreement provides that the Company shall pay Mr. Winsauer his base salary through the date of termination and the vested portion of any incentive compensation plan to which Mr. Winsauer may be entitled.

        Mr. Winsauer may terminate his employment under the agreement for 'good reason,' including: (i) removal of, or failure to re-elect, Mr. Winsauer as Chief Executive Officer; (ii) change in scope of responsibilities;
    (iii) reduction in salary; (iv) relocation of the Company outside Austin, Texas; (v) breach by the Company of the agreement; (vi) certain changes to the Company's compensation plans; (vii) failure to provide adequate insurance and pension benefits; (viii) failure to obtain similar agreement from any successor or parent of the Company; or (ix) termination of Mr. Winsauer other than by the procedures specified in the agreement.

        Other than following a change in control, or upon termination of Mr. Winsauer in breach of the agreement or termination by Mr. Winsauer for good reason, the Company must pay Mr. Winsauer: (i) his base salary through the date of termination; (ii) a severance payment equal to the base salary multiplied by the number of remaining years under the agreement; and
    (iii) in the case of breach by the Company of the agreement, all other damages to which Mr. Winsauer may be entitled as a result of such breach, including lost benefits under retirement and incentive plans.

        In the event of Mr. Winsauer's termination following a change in control, the Company is required to pay Mr. Winsauer an amount equal to three times the sum of (i) his base salary, (ii) his annual management incentive compensation and (iii) his planned level of annual perquisites. The agreement also provides for indemnification of Mr. Winsauer for any costs or liability incurred by Mr. Winsauer in connection with his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

    The Company's policy is to have compensation determinations considered and approved by a Compensation Committee composed of outside and internal members of the Board of Directors. The Compensation Committee has from time to time requested the Company's executive officers and others to apprise the committee as to facts and circumstances relevant to its decision-making. Interested members do not vote on their own compensation arrangements.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Compensation of the Company's executive officers for fiscal 1999 was based upon the initial arrangements approved in connection with the Company's initial public offering in 1996, reflecting the relative infancy of the Company, its size and compensation packages made to executives at comparable competitors, with a view towards fixing compensation at prudent, conservative levels. Compensation for fiscal 2000 reflected the Compensation Committee's desire to reward certain employees for their extraordinary efforts in settling the lawsuit with Dynex, as well as the settlement of the indebtedness owed to Bank Boston. Compensation levels under the Company's new business plan will be adjusted as required by the market for executives involved in managing similar venture capital funds.

    Trading of the Company's Common Stock commenced November 8, 1996 on a when issued basis. The following graph compares total shareholder returns of the Company's Common Stock from January 1, 2000 through January 1, 2001 to the CBOE Russell 2000 Index ('Russell 2000') and a peer group composite ('Peer Composite'). The Peer Composite is composed of six companies -- AmeriCredit Corp., Arcadia Financial, Ltd., Credit Acceptance Corp., First Investors Financial Services, General Acceptance Corp., and Onyx Acceptance Corp. (the 'Peer Companies'). The Peer Companies have been selected on an industry and line-of business basis.

                           [PERFORMANCE GRAPH]


                               01/03/2000          01/02/2001
  AutoBond                       $100                $59.63
  Russell 2000                   $100                $93.17
  Composite                      $100                $86.40

    The graph assumes that the value of the investment in the Company's Common Stock and in the Russell 2000 and Peer Composite indices was $100 at January 3, 2000 and that all dividends were reinvested. The Company's Common Stock closing price on January 2, 2001 (on which the graph is based), was $0.130.

                                 PROPOSAL NO. 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Deloitte & Touche L.L.P. ('Deloitte') has been designated by the Board of Directors, subject to ratification by the Company's shareholders, to make an examination of the consolidated balance sheet of the Company as of September 30, 2001 and the related consolidated statement of income and cash flows for the fiscal year ending September 30, and for such other purposes incidental thereto as may be required.

    The Company expects that a representative of Deloitte will be present at the meeting and will be available to respond to appropriate questions from shareholders. The representative from Deloitte will have an opportunity to make a statement at the meeting if he so desires.

    On July 15, 1998, the Company engaged Deloitte as its independent auditors. The decision to engage Deloitte was made following consideration by the Board of Directors. Prior to such engagement, neither the Company nor anyone on its behalf consulted Deloitte regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event.

    On July 15, 1998, the Company engaged Deloitte as its independent auditors. The decision to engage Deloitte was made following consideration by the Board of Directors. Prior to such engagement, neither the Company nor anyone on its behalf consulted Deloitte regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event.

    Deloitte has billed the Company $95,000 in fees and $1840 in expenses, in the aggregate, for professional services rendered by Deloitte for the audit of the Company's annual financial statements for the fiscal period ended September 30, 2000 (the Company did not file quarterly reports on Form 10Q during such period).

                                 PROPOSAL NO. 3
              RATIFICATION OF NAME CHANGE TO AGILITY CAPITAL, INC.

    In July 2000, the Board of Directors of the Company approved changing the Company's name to Agility Capital, Inc. , in order to further reflect the Company's commitment and emphasis on its new business plan. At the meeting, the holders of the Common Stock will ratify this decision and approve the amendment of the Company's Certificate of Incorporation to effect this change of corporate name.

                                 PROPOSAL NO. 4
                ADOPTION OF THE COMPANY'S 2001 STOCK OPTION PLAN

    The Board of Directors of the Company has proposed for approval by the common stockholders of the Company the Company's 2001 Stock Option Plan (the 'Option Plan'), under which stock options may be granted to directors, officers and employees of the Company and its subsidiaries. The Option Plan permits the grant of stock options that qualify as incentive stock options ('ISOs') under
Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock option ('NSOs'), which do not so qualify. Upon adoption, the Company will authorize and reserve 1,100,000 shares for issuance under the Option Plan. The shares may be unissued shares or treasury shares. If an option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to such option will again be available for grant under the Option Plan. In the event of certain corporate reorganizations, recapitalizations or other specified corporate transactions affecting the Company or the Common Stock, proportionate adjustments shall be made to the number of shares available for grant and to the number of shares and prices under outstanding option grants made before the event.

    The Option Plan is administered by the Compensation Committee of the Board of Directors (the 'Committee'). Subject to the limitations set forth in the Option Plan, the Committee has the authority to determine the persons to whom options will be granted, the time at which options will be granted, the number of shares subject to each option, the exercise price of each option, the time or times at which the options will become exercisable and the duration of the exercise period. The Committee may provide for the acceleration of the exercise period of an option at any time prior to its termination or upon the occurrence of specified events, subject to limitations set forth in the Option Plan. Subject to the consent of optionees, the Committee has the authority to cancel and replace stock options previously granted with new options for the same or a different number of shares and having a higher or lower exercise price, and may amend the terms of any outstanding stock option to provide for an exercise price that is higher or lower than the current exercise price.

    All directors, officers and employees of the Company and its subsidiaries are eligible to receive a grant of a stock option under the Option Plan, as selected by the Committee. The exercise price of shares of Common Stock subject to options granted under the Option Plan may not be less than the fair market value of the Common Stock on the date of grant. Options granted under the Option Plan will generally become vested and exercisable over a three-year period in equal annual installments, unless the Committee specifies a different vesting schedule. The maximum term of options granted under the Option Plan is ten years from the date of grant. ISOs granted to any employee who is a 10% shareholder of the Company are subject to special limitations relating to the exercise price and term of the options. The value of Common Stock (determined at the time of grant) that may be subject to ISOs that become exercisable by any one employee in any one year is limited by the Internal Revenue Code to $100,000. All options granted under the Option Plan are nontransferable by the optionee, except upon the optionee's death in accordance with his will or applicable law. In the event of an optionee's death or permanent and total disability, outstanding options that have become exercisable will remain exercisable for a period of one year, and the Committee will have the discretion to determine the extent to which any unvested options shall become vested and exercisable. In the case of any other termination of service, outstanding options that have previously become vested will remain exercisable for a period of 90 days, except for a termination 'for cause' (as defined), in which case all unexercised options will be immediately forfeited. Under the Option Plan, the exercise price of an option is payable in cash or, in the discretion of the Committee, in Common Stock or a combination of cash and Common Stock. An optionee must satisfy all applicable tax withholding requirements at the time of exercise.

    In the event of a 'change in control' of the Company (as defined in the Option Plan) each option will become fully immediately vested and the optionee may surrender the option and receive, with respect to each share of Common Stock issuable under such option, a payment in cash equal to the excess of the fair market value of the Common Stock at the time of the change in control over the exercise price of the option. However, there will be no acceleration of vesting and cash payment if the change in control is approved by two-thirds of the members of the Board of Directors of the Company and provision is made for the continuation or substitution of the options on equivalent terms.

    The Option Plan has a term of ten years, subject to earlier termination or amendment by the Board of Directors, and all options granted under the Option Plan prior to its termination remain outstanding until they have been exercised or are terminated in accordance with their terms. The Board may amend the Option Plan at any time.

    The grant of stock option under the Option Plan will not generally result in taxable income for the optionee, nor in a deductible compensation expense for the Company, at the time of grant. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an NSO, the optionee will recognize ordinary income in the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price, and the Company will generally be entitled to a corresponding deduction. The treatment of an optionee's disposition of shares of Common Stock acquired upon the exercise of an option is dependent upon the length of time the shares have been held and whether such shares were acquired by exercising an ISO or an NSO. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable ISO holding period has been satisfied.

    The Committee has not yet determined grants to officers and employees under the Option Plan, other than 600,000 share options to be granted to Mr. Blinten and 10,000 share options to be granted to each of the members of the Board of Directors upon adoption of the 2001 Stock Option Plan.

                                 OTHER MATTERS

    The management of the Company does not know of any matters other than those stated in this Information Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that the Controlling Shareholders will vote on such matters in accordance with their judgment

    IF YOU HAVE RECEIVED THIS INFORMATION STATEMENT WITHOUT AN ACCOMPANYING COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE PERIOD ENDED
SEPTEMBER 30, 2000 (AS FILED WITH THE SEC) INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO, YOU MAY REQUEST SUCH REPORT. ALL SUCH REQUESTS SHOULD BE DIRECTED TO JOHN S. WINSAUER, SECRETARY, AUTOBOND ACCEPTANCE CORPORATION, 1512 WEST 35TH STREET CUT-OFF, SUITE 310 AUSTIN, TEXAS 78731.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

    All proposals of shareholders intended to be considered at the meeting or included in a proxy statement to be presented at the next Annual Meeting of Shareholders must be received at the Company's executive office in Austin, Texas, no later than December 31, 2001.

                                          By Order of the Board of Directors

                                          JOHN S. WINSAUER
                                          .....................................
                                          JOHN S. WINSAUER
                                          Secretary

Dated: February 21, 2001